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                                                                     Exhibit 5.2

                        [HOGAN AND HARTSON LETTERHEAD]

                                  April 9, 1999

Board of Directors
MindSpring Enterprises, Inc.
1430 West Peachtree Street
Suite 400
Atlanta, GA 30309

Ladies and Gentlemen:

       We are acting as counsel to MindSpring Enterprises, Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-3, as amended (SEC File No. 333-74151) (the "Registration Statement"), filed with the Securities and Exchange Commission on March 10, 1999, as amended, relating to the proposed public offering of up to $800,000,000 in aggregate amount of one or more series of the Company's securities which may be offered and sold by the Company from time to time as set forth in a prospectus and one or more supplements thereto, all of which form a part of the Registration Statement. This opinion letter is rendered in connection with the proposed public offering of up to $179,975,000 aggregate principal amount of the Company's Subordinated Convertible Notes due 2006 (the "Notes"), as described in the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

       For purposes of this opinion letter, we have examined copies of the following documents:

       1.     The Registration Statement.

       2. The Amended and Restated Certificate of Incorporation of the Company, (the "Certificate of Incorporation") as certified by the Secretary of State of the State of Delaware on February 12, 1999 and by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

       3. The Amended and Restated Bylaws of the Company (the "Bylaws"), as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.
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       4.     The forms of Indenture and First Supplemental Indenture, each between the Company and United States Trust Company of New York, as Trustee, filed as Exhibits 4.3 and 4.4 to the Registration Statement (collectively, the "Indenture").

       5. The form of Underwriting Agreement among the Company and Goldman, Sachs & Co., ING Baring Furman Selz LLC, J.C. Bradford & Co., Donaldson, Lufkin & Jenrette Securities Corporation, First Union Capital Markets Corp. and Jefferies & Company, Inc. as representatives of the underwriters thereunder, filed as Exhibit
              1.2 to the Registration Statement (the "Underwriting Agreement").

       6. Resolutions of the Board of Directors of the Company adopted at a meeting held on February 23, 1999 as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the preparation, execution and filing of the Registration Statement and related matters.

       7. Resolutions of the Board of Directors of the Company adopted by unanimous written consent on March 19, 1999 and at a meeting held on April 7, 1999, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the offer, issuance and sale of the Notes and arrangements in connection therewith.

       In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

       This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware and New York commercial law (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, regulations or ordinances.

       Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) final action of the Board of Directors of the Company (or a duly appointed pricing committee thereof) approving the price of the Notes, (ii) execution and delivery by the Company of the Underwriting Agreement and the Indenture, (iii) effectiveness of the Registration Statement, (iv) authentication of the Notes by the Trustee, and (v) execution and delivery of the Notes on behalf of the Company against payment of consideration for the Notes specified in the


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resolutions of the Board of Directors of the Company (or a duly appointed pricing committee thereof), the Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Notes are considered in a proceeding at law or in equity).

       The opinions as to enforceability expressed above shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions set forth above, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

       To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture will be duly authorized, executed and delivered by the Trustee and will constitute the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee will be in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

       We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.


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       We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act.

                                               Very truly yours,

                                               /s/ HOGAN & HARTSON L.L.P.
                                               HOGAN & HARTSON L.L.P.


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